Exhibit 99.1

_____________________________________________________

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President	Vice President, Investor Relations
	Chief Financial Officer	Phone: (925) 965-4509
	Phone: (925) 965-4315	Email: katie.loughnot@ros.com

ROSS STORES REPORTS OCTOBER SAME STORE SALES GAIN OF 3%
AND UPDATED THIRD QUARTER EPS ESTIMATE

          Pleasanton, California, November 2, 2006 -- Ross Stores, Inc. (Nasdaq: ROST) today reported sales of $438 million for the four weeks ended October 28, 2006, a 9% increase over the  $402 million in sales for the four weeks ended October 29, 2005.  Comparable store sales during October rose 3% on top of a 7% gain in the prior year.

          For the 13 weeks ended October 28, 2006, sales rose 10% to $1.362 billion, compared to $1.237 billion for the 13 weeks ended October 29, 2005.  Comparable store sales for the third quarter increased 4% on top of a strong 9% gain in the prior year period.

          Sales for the nine months ended October 28, 2006 rose 12% to $3.962 billion, compared to $3.533 billion for the nine months ended October 29, 2005.  Year-to-date, comparable store sales increased 5% on top of a 6% gain in the prior year period.

          Michael Balmuth, Vice Chairman, President and Chief Executive Officer said, “Sales in October performed in line with our expectations.  The month benefited from broadbased geographic trends and ongoing strength in the Home and Shoe businesses.  We now estimate that earnings per share for the 13 weeks ended October 28, 2006 will increase 20% to 24% to $.30 to $.31, benefiting from a combination of better-than-planned sales, an improvement in shrink results and lower-than-planned markdowns.  Our updated third quarter 2006 estimate is inclusive of projected non-cash charges equivalent to about $.01 to $.02 per share related to stock option expensing.  Earnings per share in the third quarter of 2005 were $.25 cents.”

          Looking ahead, Mr. Balmuth said, “While we continue to project fourth quarter same store sales gains of 1% to 3% on top of a strong 6% increase in the prior year, based on the recent improvement in both shrink and markdowns, we are increasing our forecast for fourth quarter earnings per share by $.02 for an updated projected range of $.59 to $.65.”

          Additional recorded information concerning today’s press release and the Company’s future outlook can be accessed by calling 402-220-5900, PIN #2363, from 8:30 a.m. Eastern time on November 2, 2006 through 8:00 p.m. Eastern time on November 3, 2006.  A transcript of these comments also will be made available on the press release page of the Company’s website at www.rossstores.com.

          The Company will report third quarter 2006 results on Tuesday, November 14, 2006.  The press release will be issued at approximately 8:30 a.m. Eastern time.  A conference call is scheduled to follow on the same date at 12:00 noon Eastern time to communicate additional details concerning the quarter’s results along with management’s outlook for the fourth quarter.  A real time audio webcast of the conference call can be accessed by visiting the Company’s website at www.rossstores.com.   A recorded version of the call will also be available at the same location.   The Company will report November sales results on Thursday, November 30, 2006.

          Forward-Looking Statements: This press release and the recorded comments and other material on the Company’s website contain forward-looking statements that are subject to risks and uncertainties which could cause the Company’s actual results to differ materially from management’s current expectations.  The estimated earnings per share for the third quarter ended October 28, 2006 are preliminary and subject to adjustments.  The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements.  Risk factors for Ross Stores and dd’s DISCOUNTS® include, without limitation, the Company’s ability to convert certain Albertsons real estate sites to the Ross and dd’s DISCOUNTS formats in a timely and cost effective manner and on acceptable terms, and the ability to achieve targeted levels of sales, profits and cash flows from these acquired store locations; the Company’s ability to effectively operate its various supply chain, core merchandising and other information systems; its ability to improve its micro-merchandising capabilities through the implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in its distribution centers; potential pressure on freight costs from higher-than-expected fuel surcharges; obtaining acceptable new store locations; competitive pressures in the apparel industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise, including the potential impact from higher gas prices on consumer spending; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; the Company’s ability to continue to purchase attractive brand-name merchandise at desirable discounts; the Company’s ability to identify and successfully enter new geographic markets; and the Company’s ability to attract and retain personnel with the retail talent necessary to execute its strategies.  Other risk factors are detailed in the Company’s SEC filings including, without limitation, the Form 10-K for fiscal 2005 and the Form 10-Q’s and 8-K’s for fiscal 2006.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect the Company’s outlook at any other point in time.  The Company does not undertake to update or revise these forward-looking statements.

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          Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price company with fiscal 2005 revenues of $4.9 billion.  As of October 28, 2006, the Company operated 772 Ross stores and 26 dd’s DISCOUNTS locations, compared to 715 Ross stores and 20 dd’s DISCOUNTS locations at the end of the same period last year.  Ross Stores offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices.  dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices.  Additional information is available at www.rossstores.com.

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